PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT is made and entered into this 13th* day of June, 2007, by and between TUSCO INCORPORATED, a Nevada corporation ("Seller"), whose address is 5310 Ward Road, Suite G07, Arvada, Colorado 80002 and GARPA Resources, Inc., a ______________ corporation, whose address is 620-650 West Georgia Street, Vancouver, BC V6B 4N9 CANADA ("Purchaser").

RECITALS:

A. Seller is the fee owner of certain real property described on Exhibit A attached hereto and incorporated herein by this reference (the "Real Property"), situated in San Juan County, Colorado, approximately 4.3 miles northeast of Silverton, Colorado, and commonly known and referred to as the "Howardsville Mill"; and

B. Purchaser desires to purchase and Seller is willing to sell all of the Seller's right, title and interest in and to the Real Property, together with: (1) all buildings, improvements, fixtures, and personal property located thereon; (2) any water rights; (3) any permits related thereto as hereinafter set forth subject to the terms and conditions contained in this agreement.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing Recitals, the mutual covenants, agreements, representations and warranties set forth in this Agreement, and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1. Property Sale and Purchase. Under the terms and conditions of this Agreement, Seller agrees to sell, convey and assign to Purchaser and Purchaser agrees to purchase, accept and assume under the terms and conditions and for the Purchase Price set forth below, the following collectively referred to herein as the "Property"):

(a) The Real Property situated in San Juan County, Colorado and legally described on Exhibit A hereto, together with all interest of Seller in all buildings, improvements and fixtures now located thereon or attached thereto (the "Improvements"); any and all of the rights, privileges, easements, and water rights belonging or appertaining to the Real Property, including any right, title and interest in and to streets, alleys and rights-of-ways adjacent to such land, herein described on the attached Exhibit C (the Real Property, the Improvements, and all such rights, privileges, easements, appurtenances and water rights are collectively referred to herein as the "Real Estate");

(b) all machinery, equipment, inventory, supplies and other personal property or interest owned by Seller now located on the Real Estate and used in connection with the ownership, operation, management or use of the Real Estate for milling or mining operations (the "Personal Property") as more particularly described as Exhibit B; and

* date corrected to June 13, 2007 per agreement between counsel for the parties (on June 19, 2007)

(c) all licenses and permits relating to the ownership, operation, management or use of all or any portion of the Property, including, without limitation, Permit No. M-84-049 (the "Reclamation Permit") issued by the State of Colorado, Division of Minerals and Geology, now the Division of Reclamation, Mining and Safety ("DRMS"), and the General Stormwater Certificate No. COR-040144 issued by the Colorado Department of Health (all such licenses and permits are collectively referred to herein as the "Permits").[1]

2. Purchase Price.

(a) The purchase price for the Property shall be Nine Hundred Thousand Dollars ($900,000.00), adjusted for payments and customary costs of Closing (as adjusted, the "Purchase Price").

(b) Upon execution of this Agreement, an earnest money deposit in the amount of Twenty-five Thousand Dollars ($25,000.00) (the "Deposit") in cash or other good funds will be deposited by Purchaser with William F. Corwin, P. O. Box 1197, Durango, Colorado, 81302 ("Title Company"), to be held by Title Company to be applied to the Purchase Price at Closing or delivered to the appropriate party in the event of termination of this Agreement, subject only to the terms and conditions of this Agreement, a copy of which will be provided to the Title Company with the Deposit, and such other instructions to the Title Company as may be jointly executed by the parties. Any interest earned on the Deposit shall remain with the Deposit and shall be the property of the party to whom the Deposit is delivered. Except as otherwise provided herein, the Deposit shall be nonrefundable except upon a default by Seller hereunder.

(c) The sum of $225,000.00 in good funds or by bank wire to a bank designated by Title Company on or before the Closing, shall be paid at the Closing subject to the customary closing costs reference in subparagraph (a) above.

(d)_ In addition to the above Purchase Price, the Purchaser agrees and maintains to replace the reclamation bond that the Seller has on deposit with the Division of Reclamation, Mining and Safety (DRMS) in the approximate amount of $300,000. Purchaser shall replace said bond no later than September 30, 2007 to the satisfaction of the DRMS so that the Seller's existing bond will be released and remitted to the Seller. Failure of the Purchaser to replace said bond no later than September 30, 2007 shall constitute a default which will survive the Closing. It is understood that a provision to this effect will be set forth in the deed of trust referenced in paragraph 3(c)(3).

(e) The balance of the Purchase Price shall be paid by a promissory note in the amount of $650,000.00 bearing interest at the rate of 7%, interest only payable monthly, to commence

[1]There has been Cease and Desist Order issued by the DRMS for violation of a containment that has not yet been removed from the property. It will be the Purchaser's obligation to have that Cease and Desist Order lifted or removed.

one month from closing with a balloon payment of the principal and any accrued interest due two years from the date of the note. Said promissory note shall be secured by a deed of trust, security agreement and UCC financing statement as hereinafter set out.

3 . Closing.

(a) The term "Closing" shall mean the conveyance of the Property to Purchaser and the payment of the Purchaser Price to Seller, which shall occur only after all conditions to this Agreement have been satisfied, all documents, deposits or other deliveries required under this Agreement have been deposited with the Title Company, and the Title Company is in a position to issue the Title Policy. Closing shall take place at the Title Company on June 29, 2007 , or at such earlier date as may be mutually agreed upon by the parties, but in no event shall Closing occur after June 29, 2007.

(b) On or before Closing, Seller shall deposit or cause to be deposited with the Title Company the following:

(1) a Special Warranty Deed, duly executed by Seller in recordable form, conveying title to Purchaser to the Real Estate;

(2) a Bargain and Sale Deed, duly executed by Seller in recordable form, conveying to Purchaser any and all water rights as may be held by Seller;

(3) a Bargain and Sale Bill of Sale, duly executed by Seller, conveying title to Purchaser to the Personal Property;

(4) assignments, duly executed and acknowledged by Seller, assigning to Purchaser Seller's right, title and interest in any Permits;

(5) a closing settlement statement executed by the Seller; and

(6) such other instruments and Documents as are reasonably necessary complete the transaction contemplated by this Agreement.

(c) On or before Closing, Purchaser shall deposit or cause to be deposited with Title Company the following:

(1) the sum of $225,000.00 of the Purchase Price in good funds, adjusted for prorations and other adjustments as provided in this Agreement;

(2) a promissory note in the amount of $650,000.00 bearing interest at the rate of 7%, interest only payable monthly, to commence one month from closing with a balloon payment of the principal and any accrued interest due two years from the date of the note.

(3) a Deed of Trust (with a strict due on transfer provision) on the Real Property and a Security Agreement and UCC Financial Statement on the Personal Property, all of which are to secure the afore-mentioned promissory note.

(4) assumption agreements (which may be included in assignment by Seller) duly executed and acknowledged by Purchaser, accepting and assuming all obligations under all Permits;

(5) a closing settlement statement executed by Purchaser;

(6) such other instruments and documents as are reasonably necessary to complete the transaction contemplated by this Agreement.

4. Specific Conditions Precedent. Seller's obligation to sell the Property pursuant to this Agreement is subject to satisfaction of the following conditions on or before Closing:

(a) Purchaser and Seller shall cooperate and each exercise their best efforts to obtain the release of Seller by the State of Colorado, Division of Reclamation, Mining and Safety, from all obligations, responsibilities, costs, and liability under the Reclamation Permit, including without limitation performance of any operation and reclamation requirements on the Property, whether such requirements now exist or may arise in the future and including reclamation of land disturbances and environmental damage resulting from any past milling or mining operations conducted on the Property whether during periods of Seller's ownership or prior ownership; responsibility for any financial or performance warranty, including the posting of a bond or pledge of collateral as financial security as set forth in subparagraph (c) below; and preparation of and performance under a Reclamation Plan;

(b) Assumption by Purchaser of all duties and obligations under the State of Colorado DRMS Reclamation Permit, which without limiting the generality of the foregoing shall include performance of any operation and reclamation requirements on the Property, whether such requirements now exist or may arise in the future and including reclamation of land disturbances and environmental damage resulting from any past milling or mining operations conducted on the Property; responsibility for providing any and all financial or performance warranties, including the posting of a bond or pledge of collateral as financial security; and preparation of and performance under a Reclamation Plan; and release of Seller by Purchaser, as provided in paragraph 11 of this Agreement.

5. Due Diligence Inspection by Purchaser. From and after the date of execution of this Agreement (the date on which the last party signs the Agreement) until Closing, Purchaser, its agents and employees shall be entitled to make such inspections and conduct such tests and observations and compile such information as Purchaser may deem appropriate (the "Due Diligence Inspection"). Purchaser shall pay when due all fees and expenses incurred in the performance by or on behalf of Purchaser of any Due Diligence Inspection; Purchaser shall keep the Property free from any mechanics' or materialmen's liens arising from any Due Diligence Inspection conducted by or on behalf of Purchaser hereunder; and Purchaser shall indemnify, defend, and save Seller harmless from any loss,

costs, liabilities, claims, damages, liens, expenses (including reasonable attorneys' fees), and causes of action, arising out of entry onto or inspections or tests conducted with respect to the Property by or on behalf of Purchaser or its representatives pursuant to this paragraph, which indemnity shall survive Closing or termination of this Agreement for a period of two (2) years. At any time on or before June 25, 2007 (the "Due Diligence Period"), if Purchaser determines that the Property is unsuitable for any reason, Purchaser shall give notice to Seller of Purchaser's election to terminate this Agreement, Purchaser shall return the Property to its condition existing prior to any such Due Diligence Inspection (to the extent reasonably possible); Purchaser shall deliver to Seller copies of any and all reports of or documentation relating to the Due Diligence Inspections; the Deposit shall be returned to Purchaser, and this Agreement shall be of no further force and effect except as otherwise specifically provided herein. If Purchaser does not give such notice, Purchaser shall be deemed to have accepted the Property and waived all rights to terminate the Agreement pursuant to this paragraph.

6. Title Insurance.

(a) Within ten (10) days following execution of this Agreement, Seller shall deliver to Purchaser a commitment (the "Title Commitment") for an owner's policy of title insurance (the "Title Policy") to be issued by the Title Company, in the amount of the Purchase Price, insuring fee simple title to the Property in Purchaser, and providing for such extended coverage or endorsement as may be desired by Purchaser. Together with the Title Commitment, Seller shall cause to be delivered copies of instruments or abstracts of instruments listed in the schedule of exceptions in the Title Commitment. Seller shall pay the cost of the premium for the Title Commitment and the Title Policy, except for any extended coverage or endorsements, which shall be paid for by Purchaser. Seller shall cause the final Title Policy to be delivered to Purchaser as soon as reasonably available after Closing.

(b) Purchaser shall have ten days (10) days from the date of receipt of the Title Commitment to provide written notice to Seller of any unsatisfactory condition of title. Seller shall have the right, but shall not be obligated, to cure or correct any such unsatisfactory condition, at Seller's sole option. If not cured or corrected by Seller on or before closing, or if such condition is not thereafter accepted by Purchaser in writing, this Agreement shall be null and void and of no further force and effect, except for Purchaser's continuing obligations as provided in paragraph 5 of this Agreement. In the event this occurs, the deposit shall be returned. Any matters that are reflected as exceptions on the Title Commitment to which Purchaser has not objected in writing as provided in this paragraph, or any such matters to which Purchaser tendered notice of objection and subsequently accepted in writing, and any items which were caused or created by acts or omissions of Purchaser shall be deemed to be "Permitted Exceptions" hereunder.

7. Contingency. This Agreement is contingent on an affirmative vote of the Board of Directors of Garpa Resources, Inc. to pursue this Purchase Agreement. If the Board has not affirmatively voted by June 20, 2007, this Agreement will terminate, and the deposit shall be refunded.

8. Transfer of Title. Subject to tender of the Purchase Price and satisfaction of all other obligations of Purchaser under this Agreement, title to the Property shall be transferred as follows: (a) a Special Warranty Deed conveying the Real Estate free and clear of all taxes except the general taxes for

the year of Closing and subject to exceptions of record with reference to specific recorded documents; (b) a Bargain and Sale Deed transferring any water rights; (c) a Bargain and Sale Bill of Sale conveying the Personal Property; and (d) assignments and assumptions of the Permits.

9. Seller's Authority. Seller represents and warrants to Purchaser that Seller has the right, power and authority to enter into this Agreement, and this Agreement and the transactions contemplated by this Agreement have been authorized and approved by Seller and do not conflict with any agreements which bind Seller, and this Agreement constitutes the valid and binding obligation of Seller and is enforceable against Seller in accordance with its terms.

10. AS-IS Condition. Notwithstanding anything to the contrary, Seller is selling the Property to Purchase "AS-IS, WHERE-IS," and Seller makes no representation or warranty with respect to: (1) the condition or fitness of the Property, its merchantability, or its capability or fitness for milling or mining operations or any other specific use or purpose; (2) the presence or absence on, in, about or beneath the Property of any substance, including without limitation any mineral or hazardous materials or substances, or any violation of any federal, state, or local law, regulation or ordinance governing environmental conditions or hazardous substances; (3) the value, expense of operation, or income potential of the Property; (4) the condition or repair of the Property; or (5) any other fact or condition which has or might affect Purchaser's decision to purchase the Property or Purchaser's intended use of the Property. Purchaser acknowledges that the Property is being purchased "AS-IS , WHERE-IS , " and that no statements or representations have been made or are made by Seller or its officers, employees, agents or representatives with regard to any of the foregoing items, and that Purchaser is relying solely upon Purchaser's own inspection, investigation, and knowledge of the Property. Purchaser further acknowledges that: a) there presently exists a Cease and Desist Order issued by the DRMS against the Purchaser for violation of containment of the tailings pond; b) that the Property is not currently in operation or milling or mining purposes; c) that significant expenditures may be necessary before milling or mining operations can be commenced on the Property; d) that certain reclamation obligations on the Property may be currently outstanding and may require immediate correction; and e) that Purchaser may be obligated to make those corrections in order to commence operation of the mill and fully reclaim the Property as required by the DRMS Permit. Notwithstanding the foregoing, the Seller affirmatively states that Seller has disclosed all environmental matters related to the Property of which Seller is aware, including but not limited to, the spray-on insulation in the building improvement located on the property, any mineral or other hazardous materials or substances located on the property other than known reagents or known mill stock pile feeds, or any violation of any federal, state, or local law, regulation or ordinance governing environmental conditions or hazardous substances. Seller further affirms that Seller is not aware of any actual or potential regulatory actions, other than as previously disclosed in the DRMS files.

11. Covenants of Purchaser.

a) Due Diligence Inspections shall be conducted in good faith and with reasonable diligence;

b) At all times prior to Closing, Purchaser shall not commit or suffer any waste to the Property and shall assume responsibility for compliance, and remain in compliance or cause to be complied with, any and all statutes, ordinances, rules, regulations, and requirements of any governmental or quasi-governmental authority now or hereafter affecting the Property or any part thereof, including without limitation, applicable zoning laws, building codes, milling or mining laws, hazardous waste or materials law, and any environmental or ecological requirements pertaining to the development, improvements and use of the Property.

c) Purchaser shall at all times at and after Closing and prior to payment of the aforesaid promissory note, provide, maintain, and keep in force, at Purchaser's sole expense, policies of insurance insuring the Property against loss or damage caused by fire and any of the risks covered by insurance known as "fire and extended coverage," and providing comprehensive general liability insurance on an "occurrence basis" against claim for personal injury, including without limitation bodily injury, death, or property damage occurring on, in or about the Property, and the adjoining streets, and passageways, such insurance to afford immediate minimum protection of $900,000 per occurrence and $1,000,000.00 aggregate. All policies of insurance shall be issued by companies acceptable to Seller with a loss payable clause to the Seller in an amount sufficient to pay all amounts due under the aforesaid promissory note, which amount shall be used to pay the note and discharge the obligation prior to its due date. Purchaser shall provide Seller with Certificates of Insurance or other evidence that the insurance policies are in force as may be acceptable to Seller.

d) Pending the closing of this transaction and the replacement of the reclamation bond with the DRMS, the Purchaser agrees not to place any further materials on the premises for processing or to undertake any action which would jeopardize the reclamation permit or increase the amount of the reclamation bond. This covenant shall survive the Closing and shall constitute a default under the deed of trust and security agreement.

12. Release. Effective upon Closing hereunder, Purchaser, for itself and its agents, successors, and assigns, hereby fully releases and forever discharges Seller and its successors from any and all claims, debts, liabilities, demands, obligations, damages, losses, causes of action, costs, expenses, and attorneys' fees, whether known or unknown, suspected or unsuspected, pending or not pending, liquidated or unliquidated that Purchaser has, had, or may have against Seller, directly or indirectly arising from, relating to or in connection with the ownership, operation, maintenance and reclamation of the Property, including without limitation any and all land disturbances and environmental damage resulting from any past milling, mining or other operations conducted on the Property whether during periods of Seller's ownership or any prior ownership of the Property, and preparation of and performance under a Reclamation Plan or any other plan of remediation or environmental cleanup, and any financial or performance obligations related thereto. Notwithstanding the foregoing, nothing in this Paragraph 12 will release the Seller from third party claims arising in whole or in part of the Seller's ownership, operation, maintenance or reclamation of the Property prior to the Closing. The provisions of this paragraph 12 shall survive Closing.

13. Prorations/Costs. The parties agree that the ad valorem property taxes (based on taxes for the calendar year immediately preceding the Closing) and utilities shall be adjusted as of the date of

Closing, with Seller being responsible for such items prior to the date of Closing and Purchaser being responsible for such items on and after the date of Closing. Purchaser and Seller shall share equally all customary costs of Closing not specified herein to be paid by Purchaser or Seller.

14. Default/Remedies. If any obligation hereunder is not performed as herein provided, there shall be the following remedies:

a) If Purchaser is in default, then all payments and things of value received by Seller from Purchaser hereunder shall be forfeited by Purchaser and retained by Seller, and Seller shall have the right to terminate this Agreement.

b) If Seller is in default, Purchaser may elect to treat this Agreement as terminated (subject to the provisions of paragraph 5 that expressly survive), in which event the Deposit shall be returned and Purchaser may recover such damages suffered by this breach, or Purchaser may elect to treat this Agreement as being in full force and effect and have the right to specific performance or damages suffered by this breach, or both.

15. Notices. All notices, demands, and requests required or permitted to be given or delivered under this Agreement shall be in writing and shall be deemed served and effective upon delivery if: (a)delivered by hand delivery to the party to whose attention it is directed; (b) sent by overnight courier guaranteed next-day delivery, delivery charges prepaid; (c) sent by certified mail, return receipt requested, postage prepaid addressed to the party intended at the following address:

If to Seller: Tusco Incorporated
5310 Ward Road, #G-07
Arvada, CO 80002
Attn: J.P. LaFollette, President
(303) 431-5994 (fax)

with a copies to: Jerry Sandell
P. O. Box 66
Silverton, Colorado 81433
(970) 387-57611 (fax)

and Frank J. Anesi
P. O. Box 2185
Durango, Colorado 81302
(970) 259-2793 (fax)

If to Purchaser: GARPA Resources, Inc.
620-650 West Georgia Street
Vancouver, BC V6B 4N9 CANADA
(604) 687-4670 (fax)

with a copies to: San Juan Corp
P.O. Drawer I
Silver Plume, CO 80476

Nancy Agro, P.C./Miller, Agro & Robbins, LLC
101 W. 11th Street, Suite 112
Durango, CO 81301

Each party shall have the right to designate another address for notice purposes by written notice to the other party in the manner prescribed by this paragraph. Notices can also be given by facsimile.

16. Brokerage Fee. If either party causes any brokerage fee or related real estate sales fee to be made against the other party as a result of this transaction, the party creating the fee will indemnify the other party in the amount of such claim and any costs and attorney's fees necessary to defend such claim, whether or not the claim is successful.

17. Entire Agreement. This Agreement constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements, letters of intent, understandings, negotiations and discussions by or between the parties, whether oral or Written.

18. Modifications in Writing. This Agreement cannot be waived, altered, amended, modified, changed, supplemented, discharged or terminated orally or in any other manner than by an instrument in writing signed by both parties.

19. Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, legal representatives, successors and permitted assigns.

20. Assignment. This Agreement and any of the rights of Purchaser hereunder may be assigned only upon prior written notice to and approval by Seller in Seller's subjective and sole discretion. Any such assignment as may be approved by Seller shall provide that Purchaser's assignee shall assume all of the obligations of Purchaser under this Agreement, and that Purchaser shall also remain liable and responsible for all its obligations and agreements hereunder. Purchaser may, without consent of Seller, assign the rights to this Contract to a subsidiary or affiliate of Purchaser, provided the majority of said subsidiary or affiliate is owned or controlled by Purchaser. All references to Purchaser in this agreement shall be deemed to include any assignee of Purchaser.

21. Choice of Law. This Agreement and the rights and obligations of the parties hereto shall be governed by and construed and interpreted in accordance with the laws of the State of Colorado, without regard to principles of conflict of laws. In the event of a dispute involving litigation, the parties agree that the venue for resolution of such dispute shall be in San Juan County, Colorado. The parties waive the right to trial by jury.

22. No Presumption Against Drafter. This Agreement shall be construed without regard to any presumption or rule of law or equity requiring a construction hereof against the party causing this Agreement to be drafted or prepared.

23. Captions. The captions or headings at the beginning of each section hereof are for the convenience of the parties and not a part of this Agreement.

24. Time. Time is of the essence of this Agreement.

25. No Waiver. Waiver by either party of any performance or obligation by the other party shall not constitute a waiver of the right to thereafter require and enforce strict performance hereunder.

26. Attorneys' Fees. In the event either of the parties hereto institutes legal action against the other to interpret or enforce this Agreement, the prevailing party in such action, whether by judgment or out of court settlement, shall be entitled to reasonable attorneys' fees.

27. Partial Invalidity. If any term, covenant, condition, or provision of this Agreement or the application thereof to any person or circumstance shall, at any time or to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those to which it is held invalid or unenforceable, shall not be affected thereby, and each provision of this Agreement shall be valid and shall be enforceable to the fullest extent of the law.

28. Counterparts and Facsimile Signatures. This Agreement may be executed in counterparts, which together shall be deemed to constitute one Agreement. For purposes of the execution of this Agreement, facsimile signatures shall be deemed to be original signatures.

29. Special Taxing District. SPECIAL TAXING DISTRICTS MAY BE SUBJECT TO GENERAL OBLIGATION INDEBTEDNESS THAT IS PAID BY REVENUES PRODUCED FROM ANNUAL TAX LEVIES ON THE TAXABLE PROPERTY WITHIN SUCH DISTRICTS. PROPERTY OWNERS IN SUCH DISTRICTS MAY BE PLACED AT RISK FOR INCREASED MILL LEVIES AND EXCESSIVE TAX BURDENS TO SUPPORT THE SERVING OF SUCH DEBT WHERE CIRCUMSTANCES ARISE RESULTING IN THE INABILITY OF SUCH A DISTRICT TO DISCHARGE SUCH INDEBTEDNESS WITHOUT SUCH AN INCREASE IN MILL LEVIES. PURCHASERS SHOULD INVESTIGATE THE DEBT FINANCING REQUIREMENTS OF THE AUTHORIZED GENERAL OBLIGATION INDEBTEDNESS OF SUCH DISTRICTS, EXISTING MILL LEVIES OF SUCH DISTRICT SERVICING SUCH INDEBTEDNESS, AND THE POTENTIAL FOR AN INCREASE IN SUCH MILL LEVIES.

EXECUTED to be effective as of the date first above written.

PURCHASER:	SELLER:
GARPA RESOURCES, INC. a Nevada Corporation	TUSCO, INCORPORATED, a Nevada Corporation
By:/s/ Gary Schellenberg Gary Schellenberg, President	By: /s/ John P. LaFollette J. P. LaFollette, President

141034 S

EXHIBIT A

Legal Description

A tract of land in the Animas Mining District, San Juan County, Colorado, being a part of Howardsville Placer, M.S. No. 942 and Little Nation, M.S. No. 169B, more particularly described as follows:

BEGINNING at corner X-3 of M.S. No. 942; Thence S 64° 00' 01" W along line 2-3 of M.S. 942, 87.00 feet; Thence N 34°07' 50" W, 106.62 feet; Thence N 13° 51' 02" E, 113.79 feet; Thence N 28° 10' 00" W, 243.13 feet to a point on line 3-4 of M.S. 169B; Thence N 48° 00' 00" E, 284.07 feet to X-3 of M.S. 169B; thence N 42° 01' 36" W, 805.69 feet to X-13 of M.S. 942; Thence the following 10 courses along the boundary of M.S. 942:
N 45° 57' 07" E, 1531.05 feet to X-12;
N 66° 04' 04" E, 747.80 to X-11;
N 40° 56' 57" E, 1728.38 feet to X-10;
S 35° 52' 41" E, 800.00 feet to X-9;
S 46° 40' 11" W, 1499.64 feet to X-8;
S 52° 46' 56" E, 501.95 feet to X-7;
S 37° 22' 43" W, 2062.55 feet to X-6;
S 08° 04' 44' W, 700.88 feet to X-5;
S 55° 14' 31" W, 506.69 feet to X-4;
N 26° 00' 32" W, 852.18 back to the point of beginning.

LESS AND EXCEPT a portion of the Howardsville Placer Claim, U.S.M.S. 942, Animas Mining District, known as the "Hayden Party Camp Site", as described in that certain Quit Claim deed from Tusco, Incorporated to Aerodium, Inc. recorded January 20, 2005 under reception #143958 and re-recorded January 26, 2005 under reception #143965 of the San Juan County records.

EXHIBIT B

Equipment Inventory

(see attached)

Howardsville Mill

EQUIPMENT INVENTORY

ITEM	Quantity
Water System:	
Hematite Creek Pipeline (several holes)	1 Lot
Cunningham Creek Pipeline and Pump Station (Berkely 1 1/2 " Centrifugal Pump SN 1605410	1 Lot
Water Head Tank - 10,000 gallons	1
Water Lines between buildings	1 Lot
Sewer System	1 Lot
Heating System:	
Radiant and Electric Heaters	1 Lot
Propane Storage Tank - 18,000 gallon	1
Water Heaters	1 Lot
Truck Scale:	
Murphy 65 ton Truck Scale	1
Tailings Lines:	
Tailings Line - steel pipe sections	1 Lot
Tailings Line - fibergass sections	1 Lot
Reclaim Water Pump - Berkley 1 1/2 " pump	1
Fence and Gates:	
Fence separating mill overflow pond and county road	1 Lot
Electrical Lines:	
Electrical Lines, Cable, Trays, Conduit	1 Lot

EQUIPMENT INVENTORY

ITEM	Quantity
Crushing Plant:	
200 Ton Coarse Ore Bin and Grizzly (18 x 18)	1
Apron Feeder - Pioneer SN 48-27, 4' x 14'6", Sterling Speed Trol Motor/Reducer variable speed drive type FWFEVB-1, Frame 324-10; 25 rpm max, 8.33 rpm min	1
Jaw Crusher - single toggle, 24" x 36", roller bearing , Westinghouse "Diamond", 100 hp motor SN 3-17-17-42, Frame 6325	1
Cone Crusher - 3' Symons Standard, fine bowl, 100 hp synchronous motor with 2-5 kw generator on common shaft. SN 3258	1
Vibrating Grizzly, 42" x 5', Symons SN K42-4, 71/2 hp motor Frame 213T	1
Rod Deck, 4' x 8', Symons Vibrating Screen SN K2-46, Reliance 7 1/2 hp motor CBX284	1
Conveyor Belt "B" - 42" x 76', 20 deg troughing, 44" x 20" dia eriez Permanent Magnet head pulley, Dodge Torque-Arm Reducer TD-625A, GE 5 hp motor.	1
Metal Detector	1
Conveyor Belt "C" - 20" x 127", 20 deg troughing, Screw take-up, Dodge Torque-Arm reducer, 10 hp Delco Motor Frame 215T	1
Conveyor Belt "D" - 18" x 89'7", 20 deg troughing, Dodge TP-10 take-up, Dodge Torque-Arm reducer TD315, 5 hp US motor.	1
Conveyor Belt "E" - 18" x 159', 20 deg troughing, gravity take-up, Dodge Torque-Arm reducer TD525, US 7 1/2 hp motor	1
Single Idler Conveyor Belt Scale - Ramsey "Vey R Weigh" Load Cell Type w/40-15 totalizer, Bailey strip chart recorder	1
Magnet - Dings Suspended w/rectifier SN 29087, Model No. 24 RM0170	1
Denver Automatic No. 30 Sampler (crushed ore discharge)	1
Air Compressor - Gardner Denver Model ADL1003, SN 575583	1
Bridge Crane - w/trolley and 5 ton hoist	1
Crushed Ore Sampling System (partial) w/ rolls, etc.	1

EQUIPMENT INVENTORY

ITEM	Quantity
Concentrator - Grinding Area	
Fine Ore Bin - 300 ton	1
Fine Ore bin - 140 ton	1
Air Cannons - for 300 ton fine ore bin	2
Rod Mill - Marcy 5'6" x 8', overflow type, SN 3370, w/scoop feed, 100 hp 1200 rpm induction motor, Flak Fluid Coupling Model 370-HFD20, Hanson Speed Reducer Pinion/bull gear set for 25.5 rpm mill speed	1
Rod Charger - Marcy SN 3394	1
Akin Spiral Classifier - 48" x 21'6", 5 hp drive	1
Ball Mill - Denver 5' x 7' SN P-1700, overflow type, single scoop combination feed, GE 150 hp induction motor	1
Denver Duplex Mineral Jig - 16 x 24	1
Denver Duplex Mineral Jig - 8 x 12	1
Krebs 10" cyclone Classifiers	2
Automatic Sampler - Denver 16"	1
Conveyor Belt "F" - 24" x 24'3", flat, sterling speed-trol motor reducer	1
Conveyor Belt "G" - 16" x 14'8", flat, w/boston gear reducer, Reeves pulley	1
Single Idler Conveyor Belt Scale - Ramsey "Vey R Weigh" Load Cell Type w/40-15 totalizer, Bailey strip chart recorder	2
Bridge Crane - 22' span, 22' lift, 2 ton hoist, Reuland 0.5 hp travel motor	1
Welder - Lincoln Ideal Arc R3R-400	1
Concentrator - Flotation Area	
Flotation Cells - Galigher No. 24, 10 cu. ft., w/13 7.5 & 5 hp motors	30
Flotation Cells - Galigher No 36, 22.5 cu. ft., w/11 7.5 hp motors	22
Barrel Agitator w/1/4 hp motor	1

Howardsville Mill

EQUIPMENT INVENTORY

ITEM	Quantity
Conditioners - 6' x6' tank w/agitators	2
Thickener - 8' high x 8' dia, Dorr	1
Thickener - 8' high x 10' dia, Dorr	1
Thickener - 8' high x 14' dia, Bult, w/1 hp drive	1
Filter - 4' x 2 disc, Eimco	1
Filter - 4' x 4 disc, Oliver United, 4/5 hp motor	1
Filter - 6' x 3 disc, Eimco, 1 hp motor	1
Reciever Tank and Filtrate Pump - Eimco	3
Vacuum Pump - Denver Cyclo-Blower w/50 hp motor	1
Nash Vacuum Pump - (not installed)	1
Barometric Leg, Tank and Vacuum Pump Silencer	1 Lot
Diaphram Pump - 1" Denver simplex ASD w/1 hp motor (lead thickener)	1
Diaphram Pump - 1" Denver simplex (copper thickener)	1
Diaphram Pump - 3" Denver simplex (zinc thickener)	1
Slurry Pump - ASH 3x3 tpye A, Ash Hydroseal	3
Slurry Pump - ASH 6x6tpye B, Ash Hydroseal	1
Slurry Pump - Wilfley Sand Pump, 4" (in leach plant - tails pump)	1
Automatic Sampler - Denver 16"	3
Blower - Spencer Turbo Compressor, w/10 hp motor	1
Pressure Filters - Sample size	5
Agitator Tanks - (lime) 4' x 4' Morse Bros.	2
Moyno Lime Circulation Pump	1

Howardsville Mill

EQUIPMENT INVENTORY

ITEM	Quantity
Clarkson Reagent Feeders (plus parts for more)	16
Vertical Slurry Pump - 1 1/2 Galigher w/motor	13
Vertical Slurry Pump - 2 1/2 Galigher w/motor	3
Slurry Pump - Wilfley Sand Pump, 3"	2
Concentrating Tables - Dunham	2
Hoist over Flotation Cells - 1 ton Speedway	1
Safety Eye Wash/shower station	2
Misc Fire extinguishers	1 Lot
Lockers & Benches (change room)	1 Lot
Toledo Platform Scale (reagent area)	1
Dry Reagent Feeder - Denver	1
Furniture - 1 desk, 1 chair, 1 file cabinet, 1 table	1 Lot
Refinery:	
Melting Furnace - Denver DFC Bullion Gas Furnace w/blower, crucible & button mold	1
Melting Furnace - MSI tilting bullion gas and electric arc furnace w.blower	1
Hood for furnaces w/exhaust fan	1
Cyanide stripping unit and electolysis unit - HBS, 2.8v 100 amp, 2 cells,	1
Amalgamation Drum - Denver, 18' x 24"	1
Agitator Tank - 5' x 6'	1
Loaded Carbon Recieving Tank - 4'x4'x4'	1
Loaded Carbon Strip Tank - 4' x 5' x 5'	1
Button Mold Cart	1

EQUIPMENT INVENTORY

ITEM	Quantity
Leach Plant:	
Leaching Tanks - 15' dia z 14' high	4
Agitator Drives - Philadelphia size 4412, SN 577444, 10 hp, 13 rpm	4
Propeller Blade - Denver high efficiency, 8'6" w/shaft	4
Carbon Screens - DSM	5
Cyanide Mix Tank - 4' x 5' w/mixer	1
Cyanide Feed Tank - 5' x5'	1
Air Compressor - Fuller SN 8620054-103	1
Stripped Carbon holding tanks - 4' x 4' x 2.5'	2
Hoist - Dayton 1 hp	1
Cyclone - 10" Krebs	1
Ph Recorder & Monitor w/Safety alarm	1
Welder - Lincoln-Bee Hive type 250 amp, 220-440 v, 3 ph, SN A342-645	1
Shop:	
Welder - Lincoln Ideal Arc R3R-300 SN 610279	1
Air Compressor - Speedaire, 30 cfm	1
Misc - vise, grinders, mech hand tools, electrician tools	1 Lot
Shelves, bins, supplies	1 Lot
Steam Jenny - (old)	1
Furniture - 2 desks, 1 table, 2 chairs, 2 file cabinets	1 Lot
Mobile Equipment:	
Loader - track laying, 1962 Catapillar 955 1 1/2 yard w/bucket	1

Howardsville Mill

EQUIPMENT INVENTORY

ITEM	Quantity
Laboratory:	
Flotation Machine - Galigher Agitair w/3 cells	1
Grinding Rolls - with grinding mill	1
Jaw Crusher - Morse 4" x 6"	1
Cone Crusher - Marcy Gy-roll crusher SN 3149-268-6G	1
Pulverizer - Bico disc Model UD32, 2 hp	1
Exhaust Fan - dust arrester	1
Sample Drying Over - shop made	1
Sample Drying Oven- Denver (in Salida)	1
Sieve Shaker - Tyler Ro-Tap	1
Assay Furnace - Electric, DFC Model B	1
Atomic Absorption Machine - Perkin Elmer 606	1
Sample Splitter	2
Marble Balance Table	1
Balance - Heusser TLB 25	1
Pulverizer - Shatterbox	1
Air Compressor - Dayton Speedaire Model 32206A, 1hp, 3ph	1
Emergency Shower and Eye Wash station	1
Water Heater	1
Furniture - 1 desk, 1 table, 2 chairs	1 Lot

ITEM	Quantity
Electic Power Supply:	
Transformer - 15kva (concentrator)	3
Transformer - 15 kva (crushing plant)	1
Transformer - 15 kva (refinery)	1
Transformer - 7 1/2 kva (leaching plant)	1
Transformer - 250 kva, oil filled (not in service - obsolete voltage)	3
Breakers - 70 amp, Square D	2
Breakers - 30 amp, Square D	11
Safety Disconnect Switch - 480 volt, 400 amp (crusher)	1
Safety Disconnect Switch - 480 volt, 1200 amp (concentrator)	1
Electric Junction Box (concentrator)	1
Switchgear - Westinghouse Control Cabinet, single sided, 4 racks wide (crushing plant) 1 size 4; 1 size 3; 8 size 2; 5 size 1	1
Switchgear - Westinghouse Control Cabinet, double sided, 8 racks wide (concentrator) 1 size 4; 6 size 2; 61 size 1	1
Switchgear - Sylvania Control Cabinet, double sided (concentrator) 1 size 3; 34 size 1	1
Control Cabinet - (assay & met lab)	1
Substation - w/disconnect switches & breakers, w/out transformers	1
Spare Motors and Transformers	1 Lot

ITEM	Quantity
Office:	
Telephone - Merlin telephone system (main + 24 stations - poor condition)	1 Lot
Xerox Copier - (obsolete)	1
Flat Map filing cabinets	1 Lot
Filing Cabinet	1
Desks - (one located at mine tour)	3
Office chairs	6
Conference Table	1
Drafating Table (from Dixilyn)	1
Tables	3
Miscellaneous Equipment:	
Galigher Automatic Samplers Size 16	2
Galigher Automatic Sampler Size 20	1
Cyclones - 14" Heyl & Patterson	2
Filter - Eimco 6' x 3 disc	1
Ball Mill - Allis Chalmers 8' x 6' w/drive	1
Spare bull gear for 5' x 7' Denver Ball Mill	1
Consumable Supplies including grinding rods & reagents	1 Lot
Spare Parts for mill equipment	1 Lot

EXHIBIT C

1. All improvements located within the legal description set forth on Exhibit A, together with all easements, rights of way, streets, and alleys adjacent thereto, together with all milling fixtures attached thereto. Some or all of the fixtures are located on Exhibit B and title thereto is being transferred as set forth therein.

2. Permit as per the attached Assignment.

3. All water and water rights, ditch and ditch rights, including but not limited to, 0.50 c.f.s. in Hemitite Creek Pipeline and 0.50 c.f.s. in Pride of the West Pipeline.